Daktronics, Inc. Announces First Quarter Fiscal 2019 Results

Brookings, S.D. – August 21, 2018 - Daktronics, Inc. (NASDAQ - DAKT) today reported fiscal 2019 first quarter net sales of $154.2 million, operating income of $4.0 million, and net income of $4.6 million, or $0.10 per diluted share, compared to net sales of $172.7 million, operating income of $11.7 million, and net income of $8.4 million, or $0.19 per diluted share, for the first quarter of fiscal 2018.  Fiscal 2019 first quarter orders were $159.6 million, compared to $153.1 million for the first quarter of fiscal 2018. Product order backlog at the end of the fiscal 2019 first quarter was $177 million, compared to a backlog of $184 million a year earlier and $171 million at the end of the fourth quarter of fiscal 2018.(1)

Cash used in operating activities in the first three months of fiscal 2019 was $10.3 million, compared with cash used in operating activities of $4.9 million in the same period last year. Cash flow from operating activities fluctuated due to a rise in accounts receivable, contract assets, and inventories corresponding with the seasonality of our business. Free cash flow, defined as cash provided from or used in operating activities less net investment in property and equipment, was a negative $14.9 million for the first three months of fiscal 2019, as compared to a negative free cash flow of $8.9 million for the same period of fiscal 2018. Net investment in property and equipment was $4.6 million for the first three months of fiscal 2019, as compared to $4.0 million for the first three months of fiscal 2018. Cash, restricted cash, and marketable securities at the end of the first quarter of fiscal 2019 were $43.3 million, which compares to $52.1 million at the end of the first quarter of fiscal 2018 and $64.3 million at the end of fiscal 2018.

Orders for the first quarter of fiscal 2019 increased 4.3 percent as compared to the first quarter of fiscal 2018. Orders increased in the Commercial, High School Park and Recreation, Transportation, and International business units and decreased in the Live Events business unit.

Net sales decreased by 10.7 percent in the first quarter of fiscal 2019 as compared to the first quarter of fiscal 2018. Net sales increased in the International business unit, decreased in the Commercial, Live Events, and Transportation business units, and remained relatively flat in the High School Park and Recreation business unit. The increase in International business unit was primarily due to the timing of projects and buildable backlog coming into the quarter. Live Events sales decreased as we had completed a number of NFL stadiums in 2018, with no similar sized projects in the first quarter of 2019.

Gross profit, as a percentage of net sales, was 24.8 percent for the first quarter of fiscal 2019 as compared to 25.8 percent a year earlier. The decrease in gross profit percentage was primarily due to lower sales volumes over relatively fixed infrastructure costs, partly offset by lower warranty expenses. Operating expenses for the first quarter of 2019 were $34.2 million, compared to $32.9 million for the first quarter of fiscal 2018. The increase in total operating expenses was primarily attributable to an increase in variable selling expenses. Operating income as a percent of sales for the quarter decreased to 2.6 percent as compared to the first quarter of fiscal 2018 operating income of 6.8 percent. We recorded a tax benefit during the quarter for estimated tax credits exceeding estimated tax expense.

Reece Kurtenbach, chairman, president and chief executive officer stated, “As expected, first quarter sales were less than the first quarter of 2018 and reflect the financial fluctuations caused by the timing of large projects. Year to date orders have increased over last year, and we achieved a respectable gross profit margin on this level of business. During the quarter, we installed several of the new generation of narrow pixel pitch products for high resolution indoor applications. We continue to invest in broadening our narrow pixel pitch product line and control solutions. Our pipeline of innovative new products and technologies is poised to meet the growing market demand for digital canvases.”

Outlook
Kurtenbach added, “While we remain optimistic about long-term growth in the digital display industry, most of us are aware the current global tariff and trade environment is very dynamic. The current financial impact to us is related to the volatility in pricing and demand of aluminum, electrical, and other components. We would expect some of the measures being contemplated by various governments could have a financial impact in future quarters. We will continue to monitor the situation and take action as necessary. We are focused on winning more orders and continuing our velocity in product development, as well as quality and reliability programs. In addition, we are carefully managing our operational spend as we continue on our path to long-term profitable growth.”

Webcast Information
The company will host a conference call and webcast to discuss its financial results today at 10:00 a.m. (CST). This call will be broadcast live at http://investor.daktronics.com and available for replay shortly after the event.

About Daktronics
Daktronics has strong leadership positions in, and is the world's largest supplier of, large-screen video displays, electronic scoreboards, LED text and graphics displays, and related control systems. The company excels in the control of display systems, including those that require integration of multiple complex displays showing real-time information, graphics, animation, and video. Daktronics designs, manufactures, markets and services display systems for customers around the world in four domestic business units:  Live Events, Commercial, High School Park and Recreation, and Transportation, and one International business unit. For more information, visit the company's website at: www.daktronics.com, email the company at investor@daktronics.com, call (605) 692-0200 or toll-free (800) 843-5843 in the United States, or write to the company at 201 Daktronics Dr., P.O. Box 5128, Brookings, S.D. 57006-5128.

Safe Harbor Statement
Cautionary Notice: In addition to statements of historical fact, this news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and is intended to enjoy the protection of that Act.  These forward-looking statements reflect the Company's expectations or beliefs concerning future events. The Company cautions that these and similar statements involve risk and uncertainties which could cause actual results to differ materially from our expectations, including, but not limited to, changes in economic and market conditions, management of growth, timing and magnitude of future contracts, fluctuations in margins, the introduction of new products and technology, the impact of adverse weather conditions, and other risks noted in the company's SEC filings, including its Annual Report on Form 10-K for its 2018 fiscal year.  Forward-looking statements are made in the context of information available as of the date stated. The Company undertakes no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

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For more information contact:
INVESTOR RELATIONS:
Sheila Anderson, Chief Financial Officer
(605) 692-0200
Investor@daktronics.com

(1) Backlog is not a measure defined by U.S. generally accepted accounting principles ("GAAP"), and our methodology for determining backlog may vary from the methodology used by other companies in determining their backlog amounts. For more information related to backlog, see Part I, Item 1. Business of our Annual Report on Form 10-K for the fiscal year ended April 28, 2018.

Daktronics, Inc. and Subsidiaries Consolidated Statements of Operations (in thousands, except per share amounts) (unaudited)

	Three Months Ended
	July 28, 2018	July 29, 2017

Net sales	$154,188	$172,728
Cost of sales	115,941	128,082
Gross profit	38,247	44,646

Operating expenses:
Selling	16,378	14,939
General and administrative	8,537	8,935
Product design and development	9,292	9,047
	34,207	32,921
Operating income	4,040	11,725

Nonoperating income (expense):
Interest income	197	211
Interest expense	(39)	(86)
Other (expense) income, net	(154)	145

Income before income taxes	4,044	11,995
Income tax (benefit) expense	(530)	3,566
Net income	$4,574	$8,429

Weighted average shares outstanding:
Basic	44,638	44,244
Diluted	44,831	44,461

Earnings per share:
Basic	$0.10	$0.19
Diluted	$0.10	$0.19

Cash dividends declared per share	$0.07	$0.07

Daktronics, Inc. and Subsidiaries Consolidated Balance Sheets (in thousands)

	July 28, 2018	April 28, 2018
	(unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$15,915	$29,727
Restricted cash	26	28
Marketable securities	27,352	34,522
Accounts receivable, net	100,362	77,387
Inventories	78,983	75,335
Contract assets	41,283	30,968
Current maturities of long-term receivables	1,435	1,752
Prepaid expenses and other assets	7,712	9,029
Income tax receivables	6,280	5,385
Total current assets	279,348	264,133

Long-term receivables, less current maturities	1,552	1,641
Goodwill	8,115	8,264
Intangibles, net	6,729	3,682
Investment in affiliates and other assets	5,248	5,091
Deferred income taxes	7,938	7,930
	29,582	26,608
PROPERTY AND EQUIPMENT:
Land	2,142	2,161
Buildings	67,776	67,773
Machinery and equipment	94,841	93,439
Office furniture and equipment	5,987	5,878
Computer software and hardware	53,117	53,004
Equipment held for rental	287	287
Demonstration equipment	6,971	7,035
Transportation equipment	7,675	7,632
Property and equipment	238,796	237,209
Less accumulated depreciation	171,506	169,150
	67,290	68,059
TOTAL ASSETS	$376,220	$358,800

Daktronics, Inc. and Subsidiaries Consolidated Balance Sheets (continued) (in thousands)

	July 28, 2018	April 28, 2018
	(unaudited)
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$48,726	$48,845
Contract liabilities	50,629	39,379
Accrued expenses	30,778	27,445
Warranty obligations	13,468	13,891
Current portion of other long-term obligations	2,453	1,088
Income taxes payable	360	660
Total current liabilities	146,414	131,308

Long-term warranty obligations	15,777	16,062
Long-term contract liabilities	8,073	7,475
Other long-term obligations	2,307	2,285
Long-term income tax payable	3,599	3,440
Deferred income taxes	604	614
Total long-term liabilities	30,360	29,876
TOTAL LIABILITIES	176,774	161,184

SHAREHOLDERS' EQUITY:
Common stock	55,608	54,731
Additional paid-in capital	40,979	40,328
Retained earnings	108,559	107,105
Treasury stock, at cost	(1,834)	(1,834)
Accumulated other comprehensive loss	(3,866)	(2,714)
TOTAL SHAREHOLDERS' EQUITY	199,446	197,616
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$376,220	$358,800

Daktronics, Inc. and Subsidiaries Consolidated Statements of Cash Flows (in thousands) (unaudited)

	Three Months Ended
	July 28, 2018	July 29, 2017
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$4,574	$8,429
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	4,488	4,460
Gain on sale of property, equipment and other assets	(69)	(17)
Share-based compensation	651	672
Equity in loss of affiliate	134	85
Provision for doubtful accounts	(29)	14
Deferred income taxes, net	(65)	30
Change in operating assets and liabilities	(19,944)	(18,580)
Net cash used in operating activities	(10,260)	(4,907)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(4,727)	(4,092)
Proceeds from sales of property, equipment and other assets	106	63
Purchases of marketable securities	(1,986)	—
Proceeds from sales or maturities of marketable securities	9,181	7,643
Purchases of equity investment	(426)	(607)
Acquisitions, net of cash acquired	(2,250)	—
Net cash (used in) provided by investing activities	(102)	3,007

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings on notes payable	3,000	—
Payments on notes payable	(3,000)	—
Proceeds from exercise of stock options	57	211
Principal payments on long-term obligations	(458)	(1,018)
Dividends paid	(3,121)	(3,094)
Net cash used in financing activities	(3,522)	(3,901)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	70	52
NET DECREASE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(13,814)	(5,749)

CASH, CASH EQUIVALENTS AND RESTRICTED CASH:
Beginning of period	29,755	32,839
End of period	$15,941	$27,090

Daktronics, Inc. and Subsidiaries Net Sales and Orders by Business Unit (in thousands) (unaudited)

	Three Months Ended
	July 28, 2018	July 29, 2017	Dollar Change	Percent Change
Net Sales:
Commercial	$30,569	$32,863	$(2,294)	(7.0)%
Live Events	49,472	77,612	(28,140)	(36.3)
High School Park and Recreation	28,120	28,479	(359)	(1.3)
Transportation	17,157	18,912	(1,755)	(9.3)
International	28,870	14,862	14,008	94.3
	$154,188	$172,728	$(18,540)	(10.7)%
Orders:
Commercial	$35,792	$29,937	$5,855	19.6%
Live Events	39,395	61,605	(22,210)	(36.1)
High School Park and Recreation	38,449	32,180	6,269	19.5
Transportation	21,916	9,269	12,647	136.4
International	24,058	20,090	3,968	19.8
	$159,610	$153,081	$6,529	4.3%

Reconciliation of Free Cash Flow* (in thousands) (unaudited)

	Three Months Ended
	July 28, 2018	July 29, 2017
Net cash used in operating activities	$(10,260)	$(4,907)
Purchases of property and equipment	(4,727)	(4,092)
Proceeds from sales of property and equipment	106	63
Free cash flow	$(14,881)	$(8,936)

*In evaluating its business, Daktronics considers and uses free cash flow as a key measure of its operating performance. The term free cash flow is not defined under U.S. generally accepted accounting principles (“GAAP”) and is not a measure of operating income, cash flows from operating activities or other GAAP figures and should not be considered alternatives to those computations. Free cash flow is intended to provide information that may be useful for investors when assessing period to period results.